         Exhibit (p)(2)

Mackenzie Financial Corporation

Employee, Officer and Director Code of Conduct

© Mackenzie Financial Corporation -- June 2007

Why do we have a Code of Conduct (the "Code")?

Our Employee, Officer and Director Code of Conduct is intended to foster a strong ethical environment and to protect Mackenzie Financial Corporation and the people associated with it.

As a personal financial services company, Mackenzie Financial Corporation must carry on its business with the highest ethical standards, in a manner worthy of the public trust, and in an environment where all individuals feel they are treated with dignity and respect. You are a very important part of this business.

Our Employee, Officer and Director Code of Conduct has been created to give you guidance and direction on what is considered to be appropriate conduct in various situations that you may encounter at work.

It is critical, both for you personally and for Mackenzie Financial Corporation, that you are confident in your understanding of the laws, regulations, and policies that govern your conduct as an employee, officer or director of Mackenzie Financial Corporation.

Who must abide by the Code?

This Code applies to all employees, officers and directors of Mackenzie Financial Corporation and Mackenzie Financial Services Inc. (collectively referred to as "Mackenzie" in this Code).

Your responsibility as an employee, officer or director

We require that you adhere to the policies of the Code and the policies of Mackenzie, as part of your duty as an employee, officer or director.

If you have any questions or you observe contravention of these policies please contact your immediate supervisor, the Human Resources department and/or the Legal department depending on the situation.

You will review the Code annually.

Any new policies or changes to the Code of Conduct that are issued throughout the year may be distributed to you or will otherwise be available to you on Mackenzie's Employee Access intranet (link).

You will be asked to re-confirm your awareness of the Code, your compliance with its provisions during the prior year, and your commitment to abide by its terms in the future.

The importance of confidentiality in our business

A number of the policies in this Code focus on what you, as an employee, officer or director, may come to know or be aware of in your role with Mackenzie, and the specifics of what you can and cannot do with that information (e.g., the Disclosure Policy, Client Privacy Policy).

The concept of confidentiality is therefore at the root of many of these policies. In the course of your duties at Mackenzie, you may obtain confidential information concerning Mackenzie, mutual funds sponsored by Mackenzie and other managed accounts (the "Funds"), brokers, advisors and clients, and employees, officers and directors of Mackenzie or related companies or Funds, all of which you must hold in strict confidence.

Communication of confidential information within and outside of Mackenzie will only be permitted when the recipient of the information has a legitimate need to know and the information is limited to that which is required to perform his or her duties.

This requirement of confidentiality also applies to any asset of Mackenzie or its related companies including trade secrets, computer software, company records and other proprietary information.

Your duty of confidentiality applies to you even after you leave Mackenzie, with no time limitations.

Standards of Conduct

Responsibilities to Our Funds and our Clients

As an employee, officer, or director of Mackenzie, you are required to put the interests of the Funds and our clients first, ahead of your personal self-interests. Above all, you must not take unfair advantage of your position at Mackenzie or your relationship with the Funds, or engage in any conduct that is not in the best interests of the Funds or Mackenzie.

Mackenzie has a statutory duty to the Funds to act honestly, in good faith and in their best interests and to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in the circumstances. You must adhere to a similar standard in performing your employment duties at Mackenzie.

Obligation to Comply with the Law

Mackenzie and its employees, officers and directors are required to comply with all laws applicable to Mackenzie's business operations including, securities laws and other legal obligations concerning the provision of investment advisory services, insider trading or where applicable, reporting of insider transactions.

You have a duty to know, understand and comply with any of those laws that apply to your employment duties and responsibilities. You should be aware that your legal obligations may be more extensive than your obligations to Mackenzie and our Funds under this Policy. If you are uncertain about these requirements, please contact the Legal Department for guidance.

Breach of Policies or Laws

If you breach the Code, or other published policies of Mackenzie, you may be issued a written warning, have your employment responsibilities revised, be required to forfeit any trading profits, be suspended or terminated. You must cooperate fully with any investigation initiated by Mackenzie, by securities regulators or other competent legal authorities.

What does the Code of Conduct include?

The Code includes the following 12 policies:

1.	Respectful Workplace Policies
2.	Personal Conflicts of Interest Policy
3.	Information Protection Policy
4.	Client Privacy Policy
5.	Disclosure Policy
6.	Dissemination of Information Policy
7.	Insider Trading and Reporting Policy
8.	Short Term Trading in Mackenzie Funds
9.	Personal Trading Policy for Mackenzie Fund Access Persons
10.	Personal Trading Policy for Mackenzie Fund Insiders
11.	Accounting Policies
12.	Media, Regulatory Contact, and Sales Communications

It is your responsibility to review all of these policies in their entirety. Policies are summarized here, and the complete policies are provided through links or are available on the Mackenzie Employee Access intranet (link) for your review. Please pay special attention to policies that specifically relate to your role.

Are there other policies that may affect me?

This Employee, Officer and Director Code of Conduct is set up to deal with matters that generally affect all employees, officers and directors. All employees, officers and directors must comply with all other applicable policies as published from time to time. These may be communicated to you specifically if that is the case or will otherwise be available to you on Mackenzie's Employee Access intranet.

Updating of the Code

Mackenzie will update the Code at such times as necessary including, for example, to reflect any changes in the law or applicable IGM Financial Inc. or Mackenzie policies.

1. RESPECTFUL WORKPLACE POLICIES

Relating to establishing fair and equitable treatment of employees.

Working at Mackenzie is intended to be a satisfying, fulfilling and mutually rewarding experience for all employees and Mackenzie. This can only be achieved where individuals feel they are treated with dignity and respect without being subjected to discrimination or harassment based on their gender, race, religion, family status, sexual orientation, or disability, among other things, as provided for in the applicable Human Rights Code or equivalent legislation.

Any form of discrimination or harassment will not be tolerated at Mackenzie. If you feel you are being subjected to this type of treatment, it is up to you to take the first step to ensure that such behaviour is addressed and stopped. Your options range from telling the offender that you do not approve of their behaviour to advising your leader or Human Resources of the offensive conduct. Any documentation supporting your complaint, including notes on the types, number and places of such alleged occurrences can only serve to assist you and Mackenzie in resolving the matter and ensuring that such behaviour is not allowed to continue.

Mackenzie adheres to principles of fair and equitable treatment of employees, including the evaluation process, hiring, discipline and training.

Please review the Human Resource Policies (link), collectively the "Respectful Workplace Policies", prior to completing the acknowledgement found at the end of this document.

2. PERSONAL CONFLICTS OF INTEREST

Relating to personal activities that may conflict with your role at Mackenzie.

You must try to avoid any situation in which your personal interests are, or may potentially, be in conflict with your duties as an employee, officer or director of Mackenzie. When you are faced with an actual or potential conflict of interest, you are required to exercise the business judgment of a responsible person, uninfluenced by considerations other than the best interests of Mackenzie, its clients, or the Funds.

You may not use for your own financial gain or disclose for the use of others, material information obtained as a result of your employment with Mackenzie or in the course of providing services to Mackenzie or its related companies that has not been previously disclosed to the public.

Please review the complete Personal Conflicts of Interest Policy (link) prior to completing the acknowledgement found at the end of this document.

3. INFORMATION PROTECTION POLICY

Relating to the appropriate use of Mackenzie information resources including Internet and email.

The Information Protection Policy is designed:

  to ensure that Mackenzie's information resources are adequately protected to preserve the confidentiality, integrity, and availability of information, and to encourage, in all employees, officers, and directors, an awareness of the need for, and importance of information protection, and an understanding of their individual responsibilities in safeguarding Mackenzie's information assets

The Information Protection Policy seeks to provide guidance on reasonable measures for employees and business units to follow in order to minimize the possibility of information misuse, corruption or loss in those areas identified as significant information security challenges including internet and email usage.

Mackenzie provides access to internet resources and email systems to help you conduct business efficiently and effectively. These resources should be used only for conducting business on behalf of Mackenzie. Incidental personal use is acceptable, as long as it does not consume resources unnecessarily, interfere with productivity, pre-empt any business activity or otherwise breach this policy. The extent of incidental personal use is at your management's discretion.

Mackenzie has the right and the ability to, and does, monitor and record internet and email usage, including files stored in private areas of its networks, to ensure compliance with these policies.

Please review the complete Information Protection Policy (link) prior to completing the acknowledgement found at the end of this document.

4. CLIENT PRIVACY POLICY

Relating to the protection of personal information about individuals.

Mackenzie is responsible for Personal Information in its control, which means information, whether factual or subjective in nature, about an identifiable individual. It includes, but is not limited to, information such as:

  name and age;

  address, telephone number, and email address;

  identification numbers (such as Social Insurance Numbers);

  income, assets, and transaction information;

  opinions, evaluations, and comments;

  credit records and loan records;

but does not include the name, title or business address or telephone number of an employee of an organization.

The intent of the Client Privacy Policy is to provide Mackenzie employees, officers and directors with Mackenzie's requirements concerning compliance with privacy legislation and guidance as to what is required in order to comply with its provisions as it relates to Mackenzie's clients.

Please review the complete Client Privacy Policy (link) prior to completing the acknowledgement found at the end of this document.

5. Disclosure Policy

Relating to the release of information that may affect the price or value of IGM securities.

The purpose of the Disclosure Policy is to promote consistent and fair disclosure practices of "material information" regarding our public parent company, IGM Financial Inc. ("IGM"), into the marketplace. Material information is any information that may significantly affect, or result in a significant change in, the market price or value of securities issued by IGM or its affiliates. As well, this information is confidential and may only be released, communicated, or shared by the authorized spokespersons of IGM.

If you receive an inquiry from the investment community or the media relating to IGM please refer them to the appropriate spokesperson identified in the Disclosure Policy.

Please review the complete Disclosure Policy (link) prior to completing the acknowledgement found at the end of this document.

6. DISSEMINATION OF PORTFOLIO INFORMATION POLICY

Relating to the conditions under which portfolio holdings information and sales communications may be released to the public.

Investments made or held by any of the Funds must be kept confidential until those investments have been made public in accordance with the requirements of the applicable securities laws, or distributed to the public by Mackenzie in accordance with the Dissemination of Portfolio Information Policy. Mackenzie has adopted the Dissemination of Portfolio Information Policy to strike a balance between Mackenzie's fiduciary and corporate interests and investors' interest to know what investments their funds have made. The Dissemination of Portfolio Information Policy applies to all instances of disclosure of portfolio information, which could include, among others, sales communications and interviews given by portfolio managers.

Please review the complete Dissemination of Portfolio Information Policy (link) prior to completing the acknowledgement found at the end of this document.

7. INSIDER TRADING AND REPORTING POLICY

Relating to appropriate trading activity in IGM and related public companies.

The Insider Trading and Reporting Policy governs the trading in securities of IGM and certain other companies by directors, officers and employees of IGM and its subsidiaries. The policy outlines restrictions and blackout periods in the trading of IGM and related public companies, restrictions on communicating certain information about public companies, and the obligations on certain individuals to report securities trades to appropriate regulatory authorities.

The Corporate Secretarial Department of IGM will notify you if you are an insider and have to file an insider trading report.

Please review the complete Insider Trading and Reporting Policy (link) prior to completing the acknowledgement found at the end of this document.

8. SHORT-TERM TRADING IN MACKENZIE FUNDS

Relating to appropriate trading activity in Mackenzie Funds.

Short-term trading in the Funds by employees, officers or directors

Your investment in all Mackenzie Funds is subject to short-term trading rules outlined in the prospectuses for the Funds. Investments in all funds other than money market funds must remain for a minimum of 90 days in order to avoid increased expenses for the Funds and the application of a short-term trading fee in appropriate cases. Any exceptions to these requirements must receive the prior approval from the Chief Compliance Officer.

9. personal Trading Policy for MackenZie FuND access persons

Relating to appropriate trading activity in securities by Access Persons.

The purpose of the Personal Trading Policy for Mackenzie Fund Access Persons is to ensure employees, officers, and directors who have access to non-public information regarding the Funds do not use any of this information for their own benefit. The policy defines who this applies to ("Access Persons") and details the restrictions and prohibitions affecting Access Persons and also sets out the requirements for Access Persons to trade in most securities.

The Compliance Department will notify you if you are an Access Person.

Please review the complete Personal Trading Policy for Mackenzie Fund Access Persons (link) prior to completing the acknowledgement found at the end of this document.

10. Personal trading policy for Mackenzie fund insiders

Relating to trading restrictions in the Funds by fund insiders.

The purpose of the Personal Trading Policy for Mackenzie Fund Insiders is to ensure that persons who have access to non-public information about the Funds do not use any of this information for their own benefit. The policy defines who this applies to ("Fund Insider") and details the restrictions and reporting processes that apply to Fund Insiders.

The Compliance Department will notify you if you are a Fund Insider.

Please review the complete Personal Trading Policy for Mackenzie Fund Insiders (link) prior to completing the acknowledgement found at the end of this document.

11. ACCOUNTING POLICIES

Relating to procedures for reporting accounting complaints related to IGM as a public company or for reporting accounting complaints related to the Mackenzie Funds.

Accounting policies have been established to maintain and protect the integrity of the accounting and auditing practices and procedures for IGM as a public company and for the Mackenzie Funds. An integral part of this commitment is the independence of our external auditors; these policies guide our relationship with them. In addition, they provide for processes and procedures for you to follow if you have complaints or concerns regarding accounting, internal accounting controls, or auditing matters.

Please review the complete Accounting Policies (link) prior to completing the acknowledgement found at the end of this document.

11. MEDIA, REGULATORY CONTACT, AND SALES COMMUNICATIONS

Relating to approved individuals for responding to external inquiries regarding media, regulatory or sales communications matters.

Media enquiries

Any media questions or requests for interviews must be referred to Executive Vice-President, Marketing (link).

Regulatory contact

All direct contact with any regulators governing activities of the company is handled through the Legal and Compliance Departments.

Sales communication

All advertising material including any other material posted on Mackenzie's public website shall be reviewed and approved by the Legal Department or as may otherwise be required by the Sales Communication Policy and Procedures (link).

EMPLOYEE, OFFICER AND DIRECTOR CODE OF CONDUCT

ACKNOWLEDGEMENT FORM

I hereby acknowledge that I have received and read the Mackenzie Employee, Officer and Director Code of Conduct (including the policies incorporated by reference) (the "Code") and that I am fully aware of their terms. I agree to read the future policies incorporated by reference into the Code. I understand that compliance with this Code is a condition of employment.

I understand that if I fail to comply with this Code or other published policies of Mackenzie or applicable laws, I may be subject to disciplinary action, including a warning, revision of responsibilities, suspension, or dismissal.

I understand that these policies are not intended to replace other policies that have been issued or will be issued from time to time which also govern employee, officer and director conduct. All of these other policies are incorporated by reference into this Code.

I confirm that I have complied with all provisions of the Code during the prior year and that I will comply with those provisions in the future, or, if this is my initial acknowledgement, I confirm that I will comply with all provisions of the Code in the future.

Name (Print): ______________________________

Signature: ___________________________

Date: _______________________

Department: ________________________